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                                                                      EXHIBIT 99


                 Disclosure Regarding Forward-Looking Statements


          This Form 10-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this Form 10-K, including, without limitation, the statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding: the Company's ability to design, develop, manufacture and market products, including, without limitation, its SuperFilter systems and cryogenic coolers; the ability of the Company's products to achieve anticipated benefits; the Company's ability to achieve product commercialization; the anticipated growth of its target markets; its ability to achieve profitability; and other matters regarding the Company's expectations, beliefs, intentions or strategies regarding the future are forward-looking statements. All forward-looking statements included herein are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are set forth in this exhibit as well as elsewhere in this Form 10-K.

WE NEED TO RAISE MONEY IN ORDER TO CONTINUE OPERATING.

        We increased our sales and marketing departments and developed manufacturing operations to support anticipated increased sales of our SuperFilter(R) products. We need additional debt or equity financing to fully implement our business plan. Our ability to obtain funding to satisfy our ongoing capital requirements is not guaranteed, and if we fail to do so we may have insufficient cash to fund future operations.

OUR FUTURE SUCCESS DEPENDS, IN LARGE PART, ON OUR ABILITY TO SUCCESSFULLY DEVELOP AND INTEGRATE OUR 2.5G AND 3G WIRELESS PRODUCTS INTO THE WIRELESS COMMUNICATIONS MARKET.

        We have currently devoted a significant portion of our resources to the development and perfection of our 2.5G and 3G wireless systems. We believe that these systems will allow service providers and original equipment manufacturers to derive even greater benefits from superconductor filter technology than they do from our present generation networks. We expect that the future demands of the wireless communications market will focus on the need for greater uplink performance, better quality links and more handset power, without dramatically decreasing battery life. We believe that our 2.5G and 3G wireless systems will meet many of these market demands by offering the lowest power consumption (less than 100 watts) currently available, a new space saving profile and the most cost effective HTS platform in the 3G environment. However, we may not be able to demonstrate the advantages that our systems bring to wireless communication providers and original equipment manufacturers. Additionally, even if we do demonstrate the benefits of our systems, they may not be accepted and integrated into the wireless communications market efficiently or economically. If we are unable to consistently achieve and demonstrate the benefits of our system, or if our systems do not gain market acceptance, our financial condition could be materially and adversely affected.

OUR MANUFACTURING EXPERIENCE IS LIMITED.

        Manufacturing commercial quantities of superconducting or cryogenic products for large-scale deployment at acceptable costs and on a timely basis entails significant technological and engineering challenges. Previously, we have sold products only in limited quantities, and primarily for limited deployment. During 1999, we significantly increased our manufacturing capacity in order to meet the increased demand for our products in wireless base station systems, as well as to meet our expected future manufacturing requirements. If we are unable to plan for and overcome the technological and engineering challenges associated with increased manufacturing, we may not be able to manufacture our products economically. To the extent we are not able to generate a positive gross profit from the sale of our products, our financial condition could be materially and adversely affected.

WE ARE DEPENDENT ON REVENUE FROM GOVERNMENT CONTRACTS.

        A significant portion of our past net revenues have been from research and development contract sales directly to the government or to resellers to the government. Recently we have devoted substantial resources to penetrating the domestic and global commercial markets. However, in the near future, we expect to continue to be dependent on government funding



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for our research and development projects. Our current government contracts may be reduced or terminated at any time, and our collection of future receivables under any of our existing government contracts which have not yet been performed is not guaranteed. Until we are able to introduce our products successfully into the commercial markets, a significant loss of government funding could material and adversely affect our financial condition.

GOVERNMENT CONTRACTS MAY BE TERMINATED OR SUSPENDED FOR NONCOMPLIANCE OR OTHER EVENTS BEYOND OUR CONTROL.

        The government may cancel virtually all of our government contracts and are terminable at the option of the government. While we have complied with applicable government rules and regulations and contract provisions in the past, we could fail to comply in the future. If we fail to comply with government procurement regulations or contract provisions, it could result in termination of our government contracts, the imposition of substantial monetary fines or damages, our suspension or debarment from doing business with the government and in our possible civil or criminal liability. During the term of any suspension or debarment by a government agency, we could be prohibited from competing for or being awarded any contract by any government agency. The termination of our significant government contracts, the imposition of fines, damages, suspension or debarment, or the adoption of new or modified procurement regulations or practices could adversely affect us.

        Inventions conceived or actually reduced to practice under a government contract generally result in the government obtaining a royalty-free, paid-up, non-exclusive license to practice the invention. Similarly, technologies developed in whole or in part at government expense generally result in the government obtaining unlimited rights to use, duplicate or disclose technical data produced under the contract. These licenses and rights may result in a loss of potential revenues or the disclosure of our proprietary information, either of which could materially and adversely affect our financial condition.

WE HAVE INCURRED SIGNIFICANT LOSSES AND EXPECT TO CONTINUE EXPERIENCING LOSSES DUE TO SIGNIFICANT MARKETING, MANUFACTURING AND RESEARCH AND DEVELOPMENT COSTS.

        We have incurred net losses every year and, as of December 31, 1999, had an accumulated deficit of $47,090,000. We expect to continue to incur significant operating losses over the next several quarters as we continue to devote significant financial resources to commercializing our products, expanding our operations and product development activities.

        If we fail to successfully integrate our products into the market, our financial condition could be materially and adversely affected.

WE ARE HIGHLY DEPENDENT ON OUR TECHNICAL WORK FORCE AND SENIOR MANAGEMENT.

        Due to the specialized technical nature of our business, we are highly dependent upon our attracting and retaining qualified technical personnel and senior management, primarily in the areas of wireless communications and cryogenics. The loss of the services of one or more members of the senior management or technical teams could damage our ability to achieve our product development and commercialization objectives. There is also intense competition for qualified personnel in the areas of our activities and our inability to attract and retain qualified personnel necessary for the development of its business could materially and adversely affect our financial condition.

WE HAVE LIMITED MARKETING AND SALES CAPABILITIES.

        To successfully market our products, we must continue to develop appropriate marketing, sales, technical, customer service and distribution capabilities, or enter into agreements with third parties to provide these services. Our failure to develop these capabilities or obtain third-party agreements could materially and adversely affect our financial condition.

OUR REVENUES ARE DEPENDENT UPON PATENTS AND PROPRIETARY RIGHTS WHICH MAY NOT BE RESPECTED OR ENFORCEABLE.

        We rely on a combination of patent, trademark, trade secret and copyright law and internal procedures and nondisclosure agreements to protect our intellectual property. These may be invalidated, circumvented or challenged. In addition, the laws of some foreign countries in which our products may be produced or sold do not protect our intellectual property rights to the same extent as the laws of the United States. Our failure to protect our proprietary information could adversely affect us.

WE ARE DEPENDENT ON SPECIFIC PATENTS AND LICENSES TO TECHNOLOGIES AND WE WILL NEED ADDITIONAL TECHNOLOGIES THAT WE MAY NOT BE ABLE TO ACCESS.

We have an exclusive, worldwide license, in all fields of use, to formulations covered by patents held by the University of Arkansas covering thallium barium calcium cooper oxide, or TBCCO, the material upon which we primarily rely for our high temperature superconductor products and product development. These patents may be subject to challenge. In addition, other parties may have developed similar materials utilizing TBCCO formulations and may design around the patented aspects of this material. Under the terms of our exclusive license, we agreed to assume litigation expenses for infringement actions, subject to a right of setoff against future royalty obligations. If we are required to incur significant expenses under this agreement it could materially and adversely affect our financial condition. In addition, we granted each of DuPont and Superconducting Core Technologies, Inc. and its affiliates, a non-exclusive worldwide sublicense under our



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license with the University of Arkansas to develop and market TBCCO materials and superconducting technologies. We cannot insure that the use of these sublicenses, whether proper or improper, will not materially and adversely affect our financial condition.

RIGHTS WE HAVE TO PATENTS AND PENDING PATENT APPLICATIONS MAY BE CHALLENGED.

        We own or have rights under a number of patents and pending patent applications related to the processing of TBCCO and YBCO. The patent applications we filed may not result in patents being issued, and any patents issued may not afford meaningful protection against competitors with similar technology, and may be challenged by third parties. Because U.S. patent applications are maintained in secret until patents are issued, and because publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, we may not be the first creator of inventions covered by issued patents or pending patent applications or the first to file patent applications for such inventions. Moreover, other parties may independently develop similar technologies, duplicate our technologies or, if patents are issued to us or rights licensed by us, design around the patented aspects of any technologies we developed or licensed. We have been issued additional patents for specific compounds that we use. However, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions, which could result in substantial costs and expenses to us. Litigation may also be necessary to enforce any patents held by or issued to us or to determine the scope and validity of others' proprietary rights. The costs incurred by us in connection with the prosecution or defense of any of our patents or patent applications could cost us a significant amount. If we incur such costs it may materially and adversely affect or financial condition.

THE RAPID RATE OF INVENTIONS AND DISCOVERIES IN THE SUPERCONDUCTIVITY FIELD HAS RAISED MANY UNRESOLVED PATENT ISSUES THAT MAY NEGATIVELY AFFECT OUR BUSINESS.

        The claims in granted patents often overlap and there are disputes involving rights to inventions claimed in pending patent applications. As a result, the patent situation in the high temperature superconductor field is unusually complex. It is likely that there will be patents held by third parties relating to our products or technology. We may need to acquire licenses to design around or successfully contest the validity or enforceability of those patents. It is also possible that because of the number and scope of patents pending or issued, we may be required to obtain multiple licenses in order to use a single material. If we are required to obtain multiple licenses, our costs will increase. Furthermore, licenses may not be available on commercially reasonable terms or at all. The likelihood of successfully contesting the validity or enforceability of those patents is also uncertain; and, in any event, we could incur substantial costs in defending the validity or scope of our patents or challenging the patents of others.

THE RAPID TECHNOLOGICAL CHANGES OF OUR INDUSTRY MAY ADVERSELY AFFECT US IF WE DO NOT KEEP PACE WITH ADVANCING TECHNOLOGY.

        The field of superconductivity is characterized by rapidly advancing technology. Our success depends upon our ability to keep pace with advancing superconductor technology, including superconducting materials and processes and industry standards. We have focused our development efforts on TBCCO and, to a lesser extent, YBCO. TBCCO or YBCO may not ultimately be commercially competitive against other currently known materials or materials that may be discovered in the future. We intend to continue to develop and integrate advances in wireless filter and cryogenic cooling technologies in the manufacture of commercial quantities of products. However, our development efforts may be rendered obsolete by research efforts and technological advances made by others that prove more advantageous for the commercialization of high-temperature superconductor products.

WE HAVE FOCUSED OUR EFFORTS ON ONE MATERIAL FOR OUR PRODUCTS, AND RELY PRIMARILY ON SPECIFIC VENDORS FOR COMPONENTS OF THAT MATERIAL.

        To date, we have principally focused our development efforts on TBCCO. Although TBCCO has one of the highest critical temperatures of any high-temperature superconductor material verified by the scientific community to date, other materials are currently known to have advantages over TBCCO for some applications. TBCCO may not ultimately prove commercially competitive against YBCO or against other currently known materials. Furthermore, other materials may be discovered with higher critical temperatures or other superior qualities, and we may not be able to obtain the rights to those superior materials.

        We currently purchase substrates for growth of high-temperature superconductor thin-films from two primary suppliers because of the quality of the substrate provided by them. A thin film is a thin layer of high-temperature superconductor material. There are additional components that we source from a single vendor due to the present volume. While we are aware of alternative sources for our substrates, the establishment of relationships with additional or replacement suppliers could be time consuming and result in a supply interruption that harms our ability to manufacture our products in commercial quantities. If this occurs, it could materially and adversely affect our financial condition.



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BECAUSE OUR OPERATIONS ARE HOUSED IN A SINGLE U.S. FACILITY WE MAY BE SUBJECT TO
BUSINESS INTERRUPTION.

        Our primary operations, including engineering, manufacturing, customer service, distribution and general administration, are housed in a single facility in Santa Barbara, California. Any material disruption in our operations, whether due to fire, natural disaster or otherwise, could materially and adversely affect our financial condition.

WE USE HAZARDOUS MATERIALS IN OUR OPERATIONS WHICH SUBJECTS US TO POTENTIAL LIABILITY UNDER VARIOUS LAWS AND REGULATIONS.

        We use hazardous materials in our research, development and manufacturing operations. As a result, we are subject to stringent federal, state and local regulations governing the storage, use and disposal of those materials. Current or future laws and regulations may require us to make substantial expenditures for preventive or remedial action, reduction of chemical exposure, or waste treatment or disposal. We can be adversely affected by the interpretation and enforcement of current or future environmental laws and regulations. In addition, although we believe that our safety procedures for handling and disposing of hazardous materials comply with state and federal standards, there is the risk of accidental contamination or injury from these materials. To date, we have not incurred substantial expenditures for preventive action with respect to hazardous materials or for remedial action with respect to any hazardous materials accident. However, if an accident occurs in the future, we could be held liable for any resulting damages. Any liability that might arise due to an accident or the costs related to defending against any resulting lawsuit could exceed our resources or otherwise materially and adversely affect our financial condition.

THE MARKET VALUE OF OUR SHARES OF COMMON STOCK WILL LIKELY BE DILUTED DUE TO THE EXERCISE OF BELOW MARKET WARRANTS AND STOCK OPTIONS.

        As of December 31, 1999, we had outstanding warrants and options to purchase 3,920,039 shares of our common stock (2,227,751 of which were fully exercisable) at prices that may be below the market value of our common stock on the date of exercise. On that date, we also had outstanding shares of preferred stock convertible into 5,633,900 shares of our common stock. The exercise and conversion prices of the warrants, options and preferred stock are subject to adjustment for future dilutive stock issuances and for recapitalizations, stock combinations, stock dividends, stock splits and the like. We anticipate issuing additional securities in the foreseeable future to satisfy our capital requirements. In addition, to obtain benefits without spending cash, we have in the past and may in the future offer stock to parties in connection with debt, leasing, supply agreements or similar arrangements. In those cases, we may issue warrants or other securities providing for the purchase of common stock. These future financing and operating arrangements will likely result in the eventual issuance of common stock that may dilute the interests of the current holders of common stock.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK.

        We have never paid a cash dividend on our common stock and do not expect to do so in the foreseeable future. Certain of our equipment financing agreements limit our ability to pay cash dividends on the common stock.

THE MARKET PRICE OF OUR STOCK IS VOLATILE AND FLUCTUATES SIGNIFICANTLY

        The market price of our common stock, like that of many other high-technology companies, has fluctuated significantly and is likely to continue to fluctuate in the future. Announcements by us or others regarding the receipt of customer orders, quarterly variations in operating results, additional equity financings, changes in recommendations of securities analysts, results of customer field trials, scientific discoveries, technological innovations, litigation, product developments, patent or proprietary rights, government regulation and general market conditions may impact the market price of our common stock. In addition, the securities markets have experienced volatility that is often unrelated to the operating performance of particular companies. In the past, following a period of volatility in the market price of a company's securities, securities class action lawsuits have been instituted against some companies. If any claims are brought, the costs of defending against those claims could materially and adversely affect our financial condition.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY, DETER OR PREVENT A MERGER OR OTHER BUSINESS COMBINATION.

        Our certificate of incorporation and bylaws contain provisions that could delay, deter or prevent a merger, tender offer or other business combination or change in control that some or a majority of the stockholders might consider to be in their best interests, including offers or attempted takeovers that might otherwise result in our stockholders receiving a premium over the market price of the common stock. Our certificate of incorporation and bylaws, among other things,

- restrict the ability of stockholders to call stockholders meetings by allowing only stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at a meeting to call a meeting;

- eliminate the right to call stockholders meetings if our shares of capital stock are (A) designated as qualified for trading on the Nasdaq National Market and (B) we have at least 800 holders of shares of our capital stock;



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        preclude stockholders from raising new business for consideration at stockholders meetings unless the proponent has provided us notice not less than 90 days prior to the meeting; and limit business which may be conducted at stockholders meetings to those matters properly specified in notices to us.

Moreover, we have not opted out of Section 203 of the Delaware General Corporation Law, which prohibits mergers, sales of material assets and some self-dealing transactions between the corporation and a holder of 15% or more of a corporation's outstanding voting stock for a period of three years following the date the stockholder became a 15% holder, subject to specified qualifications. This may prevent or delay a change in control.




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